Exhibit 10.2

MASTER TRANSACTION AGREEMENT

This MASTER TRANSACTION AGREEMENT (this “Agreement”), is executed as of June 13, 2019 (the “Effective Date”), by and between Chewy, Inc., a Delaware corporation (“Chewy”), and PetSmart, Inc., a Delaware corporation (“PetSmart”). Each party hereto may be referred to in this Agreement as a “Party” or, collectively, the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties are or may in the future be engaged in the business of developing, manufacturing, distributing, selling and/or providing a range of pet products, supplies and/or services (together with any similar, complementary, related, synergistic, incidental or ancillary thereto, the “Business”) and seek to cooperate and coordinate their purchasing activities to achieve various benefits including volume discounts and cost reductions;

WHEREAS, Chewy intends to engage PetSmart to provide certain support and other services (the “Support Services”) as set forth in Annex A hereto, as may be amended in writing by the Parties from time to time;

WHEREAS, PetSmart has provided several guarantees (the “Existing Guarantees”) as set forth in Annex B hereto of Chewy’s obligations under certain of its agreements and other arrangements (the “Guaranteed Chewy Agreements”), and the Parties seek to agree on the terms under which such guarantees will be provided, including with respect to any fees (“Guarantee Fees”) that are payable to PetSmart for the provision of any such Existing Guarantees; and

WHEREAS, the Parties recognize that as of the date of this Agreement Chewy is a “restricted subsidiary” under certain of PetSmart’s credit agreements and indentures as set forth in Annex C (“PetSmart Debt Agreements”) and may be classified as a restricted subsidiary under any future credit facility entered into by PetSmart.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings specified in this A:

“Agreement” shall have the meaning set forth in the Preamble.

“Business” shall have the meaning set forth in the Preamble.

“Business Products” shall mean pet food, pet supplies, pet medicines, equipment, raw materials, and any other product or service that may be offered for sale or used or useful in the Business.

“Chewy” shall have the meaning set forth in the Preamble.

“Claims” shall have the meaning set forth in Section 9.11.

“Confidential Information” shall have the meaning set forth in Article VIII.

“Control” means the possession, control or ownership, directly or indirectly, by PetSmart or one or more of the subsidiaries of PetSmart or any combination thereof, of more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors of Chewy.

“Disclosing Party” shall have the meaning set forth in Article VIII.

“Effective Date” shall have the meaning set forth in the Preamble.

“Existing Guarantees” shall have the meaning set forth in the Preamble.

“Force Majeure” shall include conditions beyond the reasonable control of PetSmart, including an act of God, acts of terrorism, voluntary or involuntary compliance with any regulation, law or order of any government, war, acts of war (whether war be declared or not), labor strike or lock-out, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

“Guaranteed Chewy Agreements” shall have the meaning set forth in the Preamble.

“Guarantee Fees” shall have the meaning set forth in the Preamble.

“Joint Purchasing Services” shall mean, to the extent permitted by applicable law, such cooperation and coordination between the Parties and their Subsidiaries, including by means of information sharing, joint purchasing and similar arrangements, as is necessary or advisable to achieve benefits for each Party including volume discounts and cost reductions relating to the purchase of Business Products.

“Parties” shall have the meaning set forth in the Preamble.

“PetSmart” shall have the meaning set forth in the Preamble.

“PetSmart Agreements” shall mean all agreements between PetSmart or any of its subsidiaries and a third party related services, goods, or other matters that inures in whole or in part to the benefit of Chewy and/or is related to the Support Services, including without limitation any real property lease, license, or other contract.

“PetSmart Debt Agreements” shall have the meaning set forth in the Preamble.

“PetSmart Representatives” shall have the meaning set forth in Section 9.11.

“Receiving Party” shall have the meaning set forth in Article VIII.

“Required Payment” means any Service Fee or Guarantee Fee that is due and payable in accordance with the terms of this Agreement.

“Service Fee” shall have the meaning set forth in Section 3.3.

“Subsidiary” of a Party means a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Party.

“Support Services” shall have the meaning set forth in the Preamble.

“Tax Matters Agreement” shall mean the Tax Matters Agreement expected to be entered into by and between Argos Intermediate Holdco I, Inc., PetSmart and Chewy on or about June 13, 2019.

ARTICLE II

JOINT PURCHASING SERVICES

The Parties shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to provide to each other at no cost Joint Purchasing Services and, to the extent permitted by applicable law, shall use commercially reasonable efforts to jointly purchase Business Products if and to the extent such joint purchasing would reduce the cost of such item to either or both Parties or their respective Subsidiaries without unduly burdening the other Party.

The Parties shall also cooperate in good faith with each other as needed to coordinate, to the extent permitted by applicable law, information sharing and the joint purchasing of Business Products, the provision of Joint Purchasing Services, reviewing and agreeing to the Support Services being provided, and reviewing the amounts payable by each Party to the other Party under this Agreement.

ARTICLE III

SUPPORT SERVICES

3.1 Provision of Services. From time to time, Chewy may request that PetSmart provide the Support Services as set forth herein or as otherwise agreed between the Parties from time to time.

3.2 Acceptance of Services. Unless otherwise agreed to by the Parties, and subject to the terms of this Agreement, acceptance by Chewy of the Support Services shall be deemed to occur upon the provision of the Support Services by PetSmart.

3.3 Service Fees. In consideration of the Support Services provided by PetSmart under this Agreement, Chewy shall pay to PetSmart a service fee (“Service Fee”) equal to the direct and indirect costs incurred by PetSmart in providing the Support Services, plus a mark-up equal to fifteen percent (15%), which may be modified from time to time by the Parties. The Parties may, upon mutual agreement or if required as part of a governmental agency audit, engage a qualified third party to conduct a “transfer pricing report,” as defined in the regulations pursuant to Section 482 of the Internal Revenue Code, regarding the Services Fee and the Parties may adjust such fee as may be appropriate based on the findings of such transfer pricing report.

3.4 Purchase or Sale of Goods. A Party may purchase from or sell to the other Party various goods, equipment, and other assets as agreed to between the Parties from time to time.

3.5 Use of Third Parties. PetSmart may hire or engage one or more third parties to perform the Support Services; provided that PetSmart will in all cases remain responsible for all of its obligations under this Agreement. Under no circumstances will Chewy be responsible for making any payments directly to any third Party engaged by PetSmart unless it is otherwise obligated to make such direct payment under a PetSmart Agreement.

3.6 Allocated Costs and/or Expenses. The following costs and/or expenses shall be allocated by PetSmart to Chewy in a commercially reasonable manner to be determined by PetSmart, subject to reallocation in connection with any “transfer pricing report” prepared consistently with the provisions of Section 3.3. Any costs and/or expenses allocated to Chewy pursuant to this Section 3.6 shall be included in the Service Fee but shall not be subject to any mark-up.

(a) Costs and/or expenses for preparing any consolidated, combined or unitary Tax Return (as defined in the Tax Matters Agreement).

(b) Costs and/or expenses paid or payable to a third party for goods, services, or products covering both Parties.

ARTICLE IV

PROVISION OF GUARANTEES

In consideration of the Existing Guarantees provided by PetSmart, Chewy shall pay to PetSmart on a quarterly basis a recurring Guarantee Fee equal to fifty basis points (50bps) of the aggregate outstanding amount of all Existing Guarantees that are outstanding for all or any part of the calendar quarter preceding the calendar quarter in which such fee is payable.

ARTICLE V

COMPLIANCE WITH AGREEMENTS

Chewy agrees, represents, and warrants that it shall at all times comply with the terms and conditions, to the extent Chewy is aware of such terms and conditions, of this Agreement, the Guaranteed Chewy Agreements, the PetSmart Agreements, and the PetSmart Debt Agreements, including without limitation:

(i) Chewy agrees that so long as Chewy is classified as a “restricted subsidiary” under the terms of any PetSmart Debt Agreement, it shall take no action nor omit to take any action which may reasonably cause a violation of any of the representations, warranties, covenants or other terms of such PetSmart Debt Agreement or any future credit facility or indebtedness, to which PetSmart or any Subsidiarity may in future become a party and under which Chewy is a “restricted subsidiary”.

(ii) Chewy shall comply with the terms of each Guaranteed Chewy Agreement for so long as the Existing Guarantee pertaining to such Guaranteed Chewy Agreement is effective.

PetSmart shall use commercially reasonably efforts to notify Chewy of any obligations imposed on Chewy under a PetSmart Agreement or PetSmart Debt Agreement.

So long as PetSmart and Chewy are considered to be within a “controlled group” for purposes of any employee benefit plan, the Parties shall cooperate with each other prior to taking any material action that could have an adverse impact on, or increase the costs to, the other Party or such employee benefit plan.

ARTICLE VI

PAYMENT TERMS

6.1 Payment Terms. The Service Fee shall be recorded on a financial monthly basis and be due and payable by Chewy to PetSmart no later than thirty (30) days following the end of each PetSmart fiscal quarter. The Guarantee Fee shall be due and payable by Chewy to PetSmart no later than thirty (30) days following the end of each calendar quarter. All payments shall be made in U.S. dollars without set off.

6.2 Withholding Taxes. All payments due under this Agreement shall be subject to all applicable withholding taxes. To the extent that any such taxes are required to be withheld from payments made under this Agreement, such amounts shall be treated for all purposes as having been paid by Chewy to PetSmart. Chewy shall promptly furnish to PetSmart a copy of any receipt for such taxes issued by the applicable taxing authority. The Parties agree to use commercially reasonable efforts to the extent legally permissible to minimize any withholding taxes.

ARTICLE VII

TERM AND TERMINATION

7.1 Term of Agreement. This Agreement is effective as of the Effective Date and shall remain in effect until terminated as provided in Section 7.2 below. (the “Term”).

7.2 Termination by Agreement or Notice. This Agreement may be terminated (a) by mutual agreement of the Parties or (b) by either Party hereto on thirty (30) days’ notice to the other Party. PetSmart may terminate this Agreement immediately if Chewy is in violation of any Guaranteed Chewy Agreement, PetSmart Agreement, or PetSmart Debt Agreement and Chewy does not cure such violation within the time-period set forth in such Guaranteed Chewy Agreement, PetSmart Agreement, or PetSmart Debt Agreement, as applicable. Either Party may terminate this Agreement immediately upon written notice to the other Party if:

(i) the other Party voluntarily files a petition (or a petition has been filed against it) under applicable bankruptcy or insolvency laws;

(ii) a receiver or other custodian is appointed to administer or conduct such a material part of the other Party’s business or affairs;

(iii) the other Party winds up, dissolves, liquidates or otherwise ceases to function as a going concern; or

(iv) a Party is in violation of any other agreement between it and the other Party and such violating Party does not cure such violation within the time-period set forth in such agreement.

7.3 Effect of Termination and Survival. Upon the termination of this Agreement:

(a) such payments as shall be due from Chewy to PetSmart as of such termination date shall be recoverable without prejudice; and

(b) any remedy for any breach or default which has not previously been cured shall be preserved.

Any provisions of this Agreement creating obligations extending beyond the Term of this Agreement will survive the expiration or termination of this Agreement, including without limitation Articles III, V, VI, VIII, and IX.

ARTICLE VIII

CONFIDENTIALITY

The Parties acknowledge that, from time to time, one Party (the “Disclosing Party”) may disclose to the other Party (the “Receiving Party”) confidential information relating to the Disclosing Party’s business, products and services or otherwise relating to the Disclosing Party that is of a confidential and proprietary nature (including any information that is marked as “proprietary” or “confidential” or which would, under the circumstances, be understood by a reasonable person to be proprietary and nonpublic) (“Confidential Information”). The Receiving Party shall retain such Confidential Information in confidence and shall not disclose it to any third party without the Disclosing Party’s prior written consent. Each Party shall use at least the same procedures and degree of care that it uses to protect its own Confidential Information of like importance, and in no event less than reasonable care, to protect the confidentiality of the other Party’s Confidential Information. Each Party may disclose the Confidential Information of the other Party to: (a) its subsidiaries, any parent company and its and their respective employees, managers and directors and (b) as required under applicable law or regulation or by order of a competent governmental authority. In addition, PetSmart may disclose Confidential Information to the extent required by any PetSmart Debt Agreement. Notwithstanding the foregoing, Confidential Information will not include information to the extent that such information:

(i) was already known by the Receiving Party without an obligation of confidentiality at the time of disclosure hereunder;

(ii) was generally available to the public at the time of its disclosure to the Receiving Party other than by a breach of confidentiality;

(iii) became generally available to the public after its disclosure other than through an act or omission of the Receiving Party in breach of this Agreement;

(iv) was subsequently lawfully and independently disclosed to the Receiving Party by a Person without a duty of confidentiality other than the Disclosing Party; or

(v) was independently developed by the Receiving Party outside of this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to any conflicts of law provisions that would result in the application of the laws of any other jurisdiction.

9.2 Further Actions. Each of the Parties will take all such lawful action as may be necessary or appropriate to effect the transactions described in this Agreement.

9.3 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

9.4 Counterparts. For the convenience of the parties hereto, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument.

9.5 Assignment. Except as otherwise provided in this Agreement, no Party shall, without the prior written consent of the other Party, assign or transfer any of its rights or obligations under this Agreement to any third party, and any attempt at such assignment without such written consent shall be voided. No such consent shall be required in connection with any assignment or transfer of a Party’s rights or obligations under this Agreement to an affiliate, provided that such Party shall provide notice of such assignment to the other Party within thirty (30) days following such assignment.

9.6 Relationship of the Parties. Nothing in the Agreement shall be construed: (a) to give either Party the power to direct or control the daily activities of the other Party, or (b) to constitute the Parties as principal and agent, employer and employee, franchiser and franchisee, partners, joint venturers, co-owners or otherwise as participants in a joint undertaking. Neither Party is the agent of the other Party nor is a Party authorized to make any representation, contract, or commitment on behalf of the other Party unless specifically requested or authorized to do so by the other Party.

9.7 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations and agreements, written, oral or implied, between them relating to the subject matter hereof, and none of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter except as expressly provided herein or as duly set forth on or subsequent to the date hereof, in writing and signed by a proper and duly authorized officer or representative of each of the Parties.

9.8 Warranty Disclaimer. PETSMART MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES IMPLIED BY LAW OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, REGARDING THIS AGREEMENT, OR THE PERFORMANCE OF THE SUPPORT SERVICES CONTEMPLATED BY THIS AGREEMENT.

9.9 Limitation of Liability. PetSmart will not be liable to Chewy or to any other person or entity for any losses, costs or damages caused by, attributable to or arising in connection with the performance, nonperformance or delayed performance of the Support Services to be provided to Chewy as contemplated by this Agreement, except for such losses, costs or damages attributable to PetSmart’s bad faith, gross negligence or willful misconduct for which damages PetSmart will be liable. Notwithstanding the foregoing, PetSmart shall not be liable for any special, indirect, consequential or punitive damages in connection with the provision of Support Services to Chewy even if PetSmart has been advised of the possibility of such damages. PetSmart will not be liable for any failure to perform or any delay in the performance of its obligations hereunder due to Force Majeure. PetSmart may decline to provide any Support Services in its sole discretion.

9.10 Indemnification. Chewy agrees to protect, defend, hold harmless and indemnify PetSmart, its Subsidiaries and its and their respective successors, assigns, directors, officers, stockholders, members, employees and agents (collectively, the “PetSmart Representatives”), from and against any and all claims, demands, actions, liabilities, damages, losses, fines, penalties, costs and expenses, including reasonable attorneys’ fees (collectively referred to as “Claims”), actually or allegedly, directly or indirectly, arising out of or related to any breach or allegation of a breach of this Agreement caused or alleged to have been caused by Chewy or a Chewy Representative (as defined below). Notwithstanding the foregoing, except to the extent PetSmart has an indemnification obligation to a third party, including without limitation under any Guaranteed Chewy Agreement, PetSmart Agreement, or PetSmart Debt Agreement, Chewy shall not be liable for any special, indirect, consequential or punitive damages in connection with any Claim even if Chewy has been advised of the possibility of such damages.

PetSmart agrees to protect, defend, hold harmless and indemnify Chewy, its Subsidiaries and its and their respective successors, assigns, directors, officers, stockholders, members, employees and agents (collectively, the “Chewy Representatives”), from and against any and all Claims, actually or allegedly, directly or indirectly, arising out of or related to any breach or allegation of a breach of this Agreement caused or alleged to have been caused by PetSmart or a PetSmart Representative. Notwithstanding the foregoing, except to the extent Chewy has an indemnification obligation to a third-party, PetSmart shall not be liable for any special, indirect, consequential or punitive damages in connection with any Claim even if PetSmart has been advised of the possibility of such damages.

9.11 No Waiver. The failure of any Party to insist on strict performance of a covenant hereunder or of any obligation hereunder shall not be a waiver of such Party’s right to demand strict compliance therewith in the future.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers or representatives, as of the date first written above.

CHEWY, INC.

By:	/s/ Susan Helfrick
Name: Susan Helfrick Title: General Counsel

PETSMART, INC.

By:	/s/ Alan M. Schnaid
Name: Alan M. Schnaid Title: Executive Vice President and Chief Financial Officer

Signature Page to Master Transaction Agreement

ANNEX A

DESCRIPTION OF SUPPORT SERVICES

•	Chewy’s use of specified facilities leased by PetSmart or its subsidiaries

•

PetSmart assistance in coordinating the administration or testing of any 401(k) or similar employee benefit plan under which the Parties are deemed to be within the same “control group”, but excluding any health and wellness plans

•	Chewy’s inclusion on specified insurance and similar policies obtained by PetSmart and claims management assistance

•	Management support, as agreed between Chewy and PetSmart from time to time

•	Corporate filings and other specified administrative support, including:

•	Business licenses and registrations

•	Annual state and local corporate filings/reports

•	Tax filings other than Tax Returns prepared on a consolidated, combined, or unitary basis, which costs and/or expenses are allocated pursuant to Section 3.6

•	Excluding any filings with the Securities and Exchange Commission or other agencies related to Chewy being a publicly traded company

•	Procurement support

•	Other corporate or administrative support services as agreed to in writing by the Parties

A-1

ANNEX B

EXISTING GUARANTEES

•

Corporate Guarantee by PetSmart in favor of Euler Hermes North American Insurance Company and the current and future suppliers of the Chewy, in accordance with the terms and conditions set out in the Corporate Guarantee Agreement dated August 8, 2018.

•	Guarantee by PetSmart in favor of NP Goodyear AZ Industrial, LLC, in accordance with the terms and conditions set out in the Limited Guaranty of Payment dated August 16, 2017.

•	Guarantee effective as of August 13, 2018 by PetSmart in favor of Harbor Capital Leasing, Inc.

•	Guarantee by PetSmart in favor of NP Dayton Chewy, LLC, in accordance with the terms and conditions set out in the Limited Guaranty of Payment dated July 27, 2018.

•	Guarantee by PetSmart in favor of NP Salisbury Industry, LLC in accordance with the terms and conditions set out in the Limited Guaranty of Payment dated April, 2019.

B-1

ANNEX C

PETSMART DEBT AGREEMENTS

•

Credit Agreement, dated March 11, 2015, as amended from time to time, among Argos Holdings Inc., PetSmart, the lenders from time to time party thereto and Wilmington Trust, National Association, as administrative agent and collateral agent.

•

ABL Credit Agreement, dated as of March 11, 2015, as amended from time to time, by and among Argos Holdings Inc., PetSmart, PETM Canada Corporation, the lenders from time to time party thereto, Citibank, N.A., as administrative agent and collateral agent.

•

Indenture, dated as of May 31, 2017, as amended and supplemented from time to time, among PetSmart, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), as trustee and collateral agent, related to the PetSmart’s 5.875% Senior First Lien Notes due 2025.

•

Indenture, dated as of May 31, 2017, as amended and supplemented from time to time, among PetSmart, the guarantors party thereto and the Trustee, as trustee, related to the Issuer’s 8.875% Senior Notes due 2025.

•

Indenture, dated as of March 4, 2015, as amended and supplemented from time to time, among the Issuer, the guarantors party thereto and the Trustee, as trustee, related to PetSmart’s 7.125% Senior Notes due 2023.

C-1